Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph J. Rutherford and William J. Foote, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, for the offering which this registration statement relates) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Joseph J. Rutherford	President, Chief Executive Officer and Director	April 27, 2009
Joseph J. Rutherford

/s/William J. FOOTE	Chief Financial Officer, Chief Accounting Officer and	April 27, 2009
William J. FOOTE	Corporate Secretary

/s/John C. Rich	Chairman of the Board of Directors	April 27, 2009
John C. Rich

/s/ Luke P. LaValle, Jr	Director	April 27, 2009
Luke P. LaValle, Jr.

/s/Thomas H. Lenagh	Director	April 27, 2009
Thomas H. Lenagh

/s/ Jan M. Winston	Director	April 27, 2009
Jan M. Winston

/s/ N.E. Rick Strandlund	Director	April 27, 2009
N.E. Rick Strandlund